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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

                   Certification and Notice of Termination of
          Registration under Section 12(g) of the Securities Exchange
               Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                       Commission File Number: 333-39805

                         GALACTICOMM TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

           4101 S.W. 47th AVENUE, SUITE 101, FT. LAUDERDALE, FL 33314
                                 (954) 583-5990
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             COMMON STOCK, WARRANTS
            (Title of each class of securities covered by this Form)

             COMMON STOCK AND WARRANTS, PURSUANT TO SECTION 15(d)
      (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)         [X]               Rule 12h-3(b)(1)(ii)        [  ]
Rule 12g-4(a)(1)(ii)        [X]               Rule 12h-3(b)(2)(i)         [  ]
Rule 12g-4(a)(2)(i)         [  ]              Rule 12h-3(b)(2)(ii)        [  ]
Rule 12g-4(a)(2)(ii)        [  ]              Rule 15d-6                  [  ]
Rule 12h-3(b)(1)(i)         [  ]

          Approximate number of holders of record as of the certification or notice date: 86

         Pursuant to the requirements of the Securities Exchange Act of 1934, Galacticomm Technologies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: November 16, 1998                 BY: /s/ Peter Berg
                                            ----------------------------
                                            Peter Berg, Chief Executive Officer